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Exhibit 99.1

March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20543

Arthur Andersen LLP has represented to Protection One, Inc. that with respect to Arthur Andersen LLP's audit of the consolidated financial statements for Protection One, Inc. as of and for the year ended December 31, 2001 the audit was subject to Arthur Andersen's quality control system for the U.S. Accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                  PROTECTION ONE, INC.

                                  By: /s/ Darius G. Nevin
                                      -------------------
                                      Darius G. Nevin
                                      Executive Vice President,
                                          Chief Financial Officer